UNITED STATES

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SCHEDULE 14A

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GENON ENERGY, INC.
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Below is a presentation from an employee meeting held on July 24, 2012:
Creating the Foundation for the Leading 21st Century Competitive Energy Provider NRG Energy

Executive Summary

✔ **$300 MM** Annual Free Cash Flow Benefits from the Combination

✔ **$200 MM** Annual EBITDA From Cost and Operational Efficiency Synergies

✔ Significant EBITDA and Free Cash Flow per Share Accretion by 2014[1]:



7%
12%
EBITDA
FCF, before growth investments

✔ Initiating Pro Forma Guidance[2]:

($MM)

	2013	2014
Consolidated Adjusted EBITDA:	~$2,535-2,735	~$2,630-2,830
FCF, before growth investments:	~$825-1,025	~$845-1,045

nrg ✶ A Value Creating Event for All Stakeholders ✶ GenOn

[1] Per share figures based on midpoint of NRG and Pro Forma guidance ranges. Assumes 227.8 MM shares currently outstanding and 321.7 MM pro forma shares outstanding
[2] Assumes transaction closing on January 2, 2013, $150 MM of synergies in 2013, and $200 MM in 2014
Key Transaction Terms Consideration 100% Stock, fixed exchange ratio GenOn shareholders will receive 0.1216 shares of NRG in exchange for each share of GenOn 20.6% premium based on closing prices at close of business on July 20, 2012 Pro Forma Ownership 71% NRG shareholders 29% GenOn shareholders Governance Directors - 12 from NRG, 4 from GenOn Howard Cosgrove (Chairman) Edward R. Muller (Vice-Chairman) Timing & Approvals Expected to close by Q1 2013 Shareholder approvals for NRG and GenOn expected Q4 2012 Regulatory approvals include FERC, antitrust, New York and Texas Public Utilities Commission No debt holder consents or amendments required Dual Headquarters Commercial/Financial: Princeton, NJ Operational: Houston, TX Company Name NRG Energy NRG Reliant Green Mountain Retail Brands: Management David Crane - President and Chief Executive Officer Kirk Andrews - Chief Financial Officer Mauricio Gutierrez - Chief Operating Officer Anne Cleary - Chief Integration Officer
Expanding and Strengthening the Base Enables NRG to Grow Across Its Competitive Energy Business Model ? ? The Strategic Benefits of the Combination - Wholesale - Multi-market, multi-fuel, economic generation across the merit order, scale conventional power generation company - Retail - Multi-market, multi-brand competitive retail energy providers with distinct value propositions - Clean - Energy EV Charging Smart Metering Distributed Solar - Wholesale - - Retail - - Wholesale - - Clean - Energy

Enabling NRG's Retail Growth Platform

Pro Forma Gulf Coast

- 16 GW capacity
- 55 TWh 2011 competitive retail load in ERCOT; contract and co-op loads



OK
AR
TX
LA
MS
NRG Plants
GenOn Plants
States Served by NRG retail[1]

Pro Forma East

- 23 GW capacity
- 3 TWh 2011 competitive retail load[2]



WI
MI
IL
IN
OH
WV
VA
NY
VT
NH
MA
PA
NJ
MD
DE
NRG Plants
GenOn Plants
States served by NRG retail

ERCOT Market



(TWh)
200
150
100
50
0
80
46
NRG potential generation in TX w/ existing capacity[3]
67
55
Potential load assuming 20% net length (TWh basis)
2011 Generation
2011 Load

Eastern Markets



(TWh)
200
150
100
50
0
174
Pro Forma potential generation in East w/ existing capacity[3]
7.361
34
144
Potential load assuming 20% net length (TWh basis)
2.89
2011 Generation
2011 Load

NRG Generation | NRG Retail Load | GenOn

★ A Foundation to Duplicate NRG's Successful Texas-based Integrated Model ★

nrg. GenOn.

Source: Company filings; NRG and GEN capacity as of June 30, 2012, generation based on 2011 TWhs
[1]Includes co-op and contracted loads [2]Includes full year Energy Plus volumes [3]Potential generation based on nameplate capacity at 85% availability factor

Greening Conventional; Clean Renewables

Continuous Improvement in Environmental Performance[1]

~$3 BN invested through 2011:



NRG
GEN
CO_2 emissions (MM tons/year)
133
93
85
2002
2011
2015
Pro Forma Estimates
~35% reduction in CO_2 emissions
SO_2 emissions (000 tons/year)
722
257
148
2002
2011
2015
Pro Forma Estimates
~80% reduction in SO_2 emissions
NO_x emissions (000 tons/year)
205
75
59
2002
2011
2015
Pro Forma Estimates
~70% reduction in NO_x emissions

Clean Energy Leadership



California
Utility Scale Solar
Distributed Solar
Arizona
New Mexico
Avenal
CVSR
Alpine
Ivanpah
Blythe
Agua Caliente
Avra Valley
Roadrunner

NRG SOLAR

772 MW[2] (utility scale) by 2014

Green Mountain Energy

eVgo



NRG Wind: 450 MW



nrg. ✶ The Combined Company Expects to Build on NRG's Leadership in the Clean Energy Economy on the Strength of its Greening Conventional Portfolio ✶ GenOn.

Source: EPA and companies' estimates. Includes domestic units reporting through the EPA Acid Rain program
[1]Excludes NRG International and Thermal assets. 2015 emissions estimates based on 2011 unit emissions adjusted for controls and retirements
[2]Net MWs AC

Top U.S. Companies By Competitive Generation Capacity (GW) Source: SNL, company filings as of YE 2011 filings; NRG and GEN capacity as of June 30, 2012. Excludes NRG International, NRG Thermal, and NRG and GEN projects under construction Largest Owner of Competitive Generation The Largest Competitive Power Generation Company in the US ? ?
MA MD PA Enhanced Generation, Fuel and Revenue Diversity The Combined Company Becomes a Truly Diversified Competitive Power Generation Company West Total (Pro Forma) East Gulf Coast Pro Forma Pro Forma 16 GW; 64 TWh 23 GW; 40 TWh Pro Forma 8 GW; 0.8 TWh 47 GW; 105 TWh Note: Totals may not sum to 100 due to rounding Source: Company filings; NRG and GEN capacity as of June 30, 2012, generation based on 2011 TWhs Excludes NRG International, NRG Thermal, and NRG and GEN projects under construction GWs by Region GWs by Fuel Type Power Plants NRG GenOn ? ?
Transaction Benefit Summary Cost Synergies Operational Efficiency Synergies Balance Sheet Efficiencies $175 MM $25 MM $100 MM The Pro Forma Combination Will Drive $300 MM in Annual Transaction Benefits ? ?
Creating the Foundation for the Leading 21st Century Competitive Energy Provider NRG Energy
Creating the Foundation for the Leading 21st Century Competitive Energy Provider NRG Energy
Forward Looking Statements In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as "may," "will," "should," "could," "objective," "projection," "forecast," "goal," "guidance," "outlook," "expect," "intend," "seek," "plan," "think," "anticipate," "estimate," "predict," "target," "potential" or "continue" or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, our and the combined company's future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party's views of economic and market conditions, and the expected timing of the completion of the proposed transaction. Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain stockholder, antitrust, regulatory or other approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness. Additional information concerning other risk factors is contained in GenOn's most recent Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings. Many of these risks, uncertainties and assumptions are beyond GenOn's ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and GenOn undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning GenOn, the proposed transaction, the combined company or other matters and attributable to GenOn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.
Additional Information And Where To Find It This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between NRG and GenOn will be submitted to the respective stockholders of NRG and GenOn for their consideration. NRG will file with the Securities and Exchange Commission ("SEC") a registration statement on Form S-4 that will include a joint proxy statement of NRG and GenOn that also constitutes a prospectus of NRG. NRG and GenOn will mail the joint proxy statement/prospectus to their respective stockholders. NRG and GenOn also plan to file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any prospectus, proxy statement or any other document which NRG or GenOn may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF GENON AND NRG ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about NRG and GenOn, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. NRG and GenOn make available free of charge at www.nrgenergy.com and www.genon.com, respectively (in the "Investor Relations" section), copies of materials they file with, or furnish to, the SEC. Participants In The Merger Solicitation \NRG, GenOn, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of GenOn and NRG in connection with the proposed transaction. Information about the directors and executive officers of NRG is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 12, 2012. Information about the directors and executive officers of GenOn is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 30, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Below is a transcript from an employee meeting held on July 24, 2012:

GenOn Townhall Employee Meeting

July 24, 2012

Corporate Speakers
• David Crane	NRG Energy	CEO
• Ed Muller	GenOn Energy	Chairman, CEO

PRESENTATION

Ed Muller: Well, good morning, everyone. And good morning to everyone who is connected by webcast. And as you know, we’ve had some momentous news here. Let me introduce David Crane, who’s here up on the stage with us, who will be the CEO of the combined company, to be known as NRG.

Before I address where we’re going, let me tell you how things are going today as we stand here for GenOn. It’s hot up in the Northeast, it’s going to be 102 in Washington on, I think its Thursday and so the plants are running hard, which we like. That is the business we’re in.

I took particular satisfaction and pleasure when I saw a few weeks ago Bowline come back on, both units having been offline since September because of the effects of the hurricane which took out the F lines and the transmission lines. It is really nice to see the stations running and doing what they were designed to do and they’ve been doing it well.

As we – when we announced this transaction, among the things we announced was that GenOn updated its guidance for adjusted EBITDA for 2012 and you may recall that our target for the year was (inaudible) in May. We had said that we expected for the year that our – we would earn $446 million and we updated that on Sunday, I think, to $467 million.

So we raised it $21 million and that’s a tribute to everyone in the company. These things don’t just happen magically. That’s the fleet doing what it’s supposed to do, that’s the commercial organization doing what it’s supposed to do, that’s everybody doing what they’re supposed to do.

When we announce earnings in early May – in early August, which I think is set for the ninth, we will – I’ll, as I do each quarter, I’ll update you on how we’re doing against our goals, but we are doing well. Things are going extremely well and if you think about just that adjusted EBITDA number, a target of $407 million. Last guidance in May of $446 million and now we are at $467 million. So we have much to do and as you have seen and

I’ll go over in a moment, this transaction will not, in all likelihood, close until either the very end of the year or sometime during the first quarter. We’ve been saying goodbye to the first quarter of 2013 and we have a business to operate, we have obligations to meet to customers and we have to stay focused on doing just that.

In the race that yesterday was – Bill Holden and David and Gary Garcia and Mike Jines and I were in Baltimore. A meeting with our largest investor. Each company has the same largest investor, T. Rowe Price, and part – a significant part of the discussion was what was it like living through the heat storm up there without electricity.

And one of the people at the table had not had electricity at home for five days and his solution so that he could sleep was to sleep on the floor in his basement where it was a little bit colder. So we have obligations to meet and you all will make sure that we do.

So, with that, let me turn to the combination. I’m going to use a few of the slides that we used for the investor presentation yesterday in New York. Just to reiterate and give you my sense of where we’re heading here. This slide, I’m not going to walk through the detail on it, but here’s the bottom line that I would hope you would draw from this, which I draw from this. We are creating a very strong company. The numbers in this transaction are compelling and that is true for both sets of shareholders.

If you watched at all how the stocks of the two companies moved yesterday, you could see in what was a disastrous market in general, because of events in Europe, both companies stock rose significantly. NRG was up 7% or 8%, and GenOn was up about 25%. And that’s because the marketplace quickly understood the value that this is creating for both sets of shareholders.

Frequently in a transaction, in a traditional acquisition, the buyer’s stock price goes up – I’m sorry the buyer’s stock price goes down and the seller’s stock price goes up. It is a rare transaction and a true win/win when you see the stock price of both companies rise because of the value being created, and that’s what’s reflected on these numbers.

These are some of the key terms, which have been out before. I’d point out just a few things that I think are salient. The GenOn shareholders will own 29% f the combined company. The company will have dual headquarters. Finance and commercial will be in Princeton and operations will be in Houston, where as you all, I’m sure, know NRG has a very large presence, more employees by far in Houston than GenOn does. I will continue with the company, not in a management capacity, but as Vice Chairman of the board, which I’m really pleased to be doing.

Anne Cleary will be spearheading along with the whole executive management team – senior management team. The integration process, just as we did when we created GenOn. And then, once the transaction closes, Anne will become the Chief Integration Officer of NRG, responsible for making sure that we deliver on all the things that we need to do to achieve the synergies in this transaction.

John Chillemi will be joining the combined company as the head of the business in the west. NRG, which David can explain better, has three regions and John will be heading one of those.

The – another aspect here that I think we should all focus on. Just as with GenOn, a big driver in the value creation where is that we become more efficient, we eliminate some of the overlapping duplication primarily in how we run the headquarters, but there is an additional plus here. NRG’s been extremely successful in marrying up here in Texas, its generation with load, with the customers.

And so you have a natural hedge an impact much of this generation was built to serve the very customers who are served by Reliant here in Texas. NRG has begun doing the same up in the east – in the north east and it has been, as David has said this, needing to get generation to match up with that retail base and the GenOn fleet, as you can see up in the right there really provides that match.

Other aspects to keep in mind, on the left, both companies with large conventional fleets including coal fire generation, have over time, been taking a variety of steps that have significantly improved our environmental performance. That includes scrubbers we’ve built, the SCRs we’ve built. All of the things we’ve done, both companies have been doing this and you can see that the profile is something of which we ought to all be proud.

And on the right, you can see that NRG has become the leading solar company in the United States, so that will become part of the combined company here.

Combined company will by, a substantial margin, be the largest competitive generating company in the united states with 47,000 megawatts. Of most significance there is not so called brag a lots, how big we are and all that. It is how efficient we will be. And that efficiency is that – as I’ve said many times, it’s expensive to run one of these businesses. It takes a lot of overhead. We need it. We have to manage carefully, we have a lot of regulatory requirements. We have a lot of operational requirements. We have a lot of commercial obligations.

So, to the extent we can have the same group handling more megawatts, we simply become more efficient. And this says we will be the most efficient player out there and that has to be the future. We are in a competitive business. We are not a regulated utility and so, efficiency and thereby being the most competitive is critical to the future. And, as you can see, just by those numbers we have to be the most efficient.

The combined company provides terrific diversification. GenOn has been – is heavily reliant on our businesses in PJM, our operations in PJM and in California. NRG is heavily focused on its Texas business, where it does terrifically. Together, we will diversify and spread across the country as you can see there.

And in some, these are the efficiencies that drove us in putting this transaction together, $175 million achieved by becoming –taking in effect one headquarter’s concept to run this business, operational efficiencies in fleet, picking up another $25 million at least, and then because each company needs substantial liquidity, given the volatility of the businesses we’re in, coming together, we are able to make those about that – the need for liquidity and how we manage the balance sheet more efficient, saving we expect $100 million a year in cash gone out the door in connection with the depth of the company.

So, when you add that together its $300 million a year, every year, forever. Which is just a terrific number and that is why, to come back to my earlier point, at a time when the stock market was tanking yesterday, we were both rising, because of that value which the market knows is there and they know – and it is – we could hear it yesterday, they know on particularly the first number, that the 175 is a replication of what we did when we created GenOn. That is in a sense – that piece at the top there is GenOn two. We know how to do it, it’s hard, it affects people, and we know that.

And, as I said, when we created GenOn, we know this will have an effect on people. We are committed to having the decisions on people who will do what all in place by the week of October 15th. And we are committed, and I am committed, and David is committed that people will be treated fairly, people will be treated with respect, and on that you have my word, that is me.

So, I’m told I have to put up what the legal department, they have been generous and said I don’t have to read every word. This is all – will be available to you, but this is the required language that says there are forward looking statements and so on and you can’t rely on them.

The second thing that I’d like to cover, I’m a little haphazard this morning, is that until we close, which we expect to be by the first quarter, we will be two separate companies. We remain competitors. The legal department will be focused very heavily on making sure, as we should, that each company follows the rules. We can’t, to be obvious, stop data on how we’re going to bid various thing in the market and we’ll follow this, this is exactly what we did when we created GenOn.

We had to have the same separation and we had the same aspect of the lawyers making sure we did things right and we are committed to doing them right, not by winking and not by a little pushing elbows out. We’re going to do it right. So, you’ll be hearing more from the lawyers to make sure we do that right.

And with that, let me introduce – or let David say a few words, and then we’ll take some of the questions that have come in. David?

David Crane: Thank you Ed. I was thinking about being with Ed and his colleagues yesterday. We were surveying around the mid Atlantic states and mainly we were in conference rooms and office buildings all day where its climate controlled and things like that but we were outside two or three times and a couple times we’re outside, the sun was behind the cloud and it was relatively mild and I’d look at the look on Ed’s face and he was all grouchy, he was like – another time we went outside and it was blinding sight and it was hot and he had this big smile on his face and I look at it and I said, that’s funny, because that’s exactly how I am when I’m down in Texas.

And sure enough, this morning we got up early to visit one of the NRG power plants, I walked outside of the hotel in Sugarland and I’m like – anyway, it was a mild day and I had a big frown on my face because I’m like, where’s the 105 degree heat where you need it.

So – and we talked to one media person yesterday that didn’t follow the industry that close and they were getting a little confused about these two companies coming together and they finally said, okay, well now I get it, NRG is headquartered in Princeton New Jersey, but most their business is in Texas and GenOn is headquartered in Houston, but most of its business is in the Northeast United States.

And he said, well, that’s confusing and I said, see, that’s why we’re combining because now there’s the logic to it. We’ll have dual headquarters in Princeton and in Houston and we’ll have this asset concentration in the northeast and also in Texas.

And I said in the town hall meeting we had at NRG yesterday that if we were – had come together a year from now we might have announced tri headquarters because the way things are working out in California with the commitment out in California to the 33% renewable portfolio standard. Which I think importantly, renewable need to be backed up by conventional generation and that’s a market that NRG wants to be a dominant player in as well. So, we’re glad that John Chillemi could join and lead that effort together with Tom Doyle who runs NRG solar.

So, what I wanted to say is in a lot of ways we’re a very similar company to GenOn. There are a couple things we do now that GenOn doesn’t do and I think of course the first and probably most important of it, which is very familiar to I think all of you in the room, particularly those that came to GenOn from the RR side of the business is, as Ed said, we try and match retail load with the wholesale generation. We’ve been very fortunate with Reliant as the principle retail company that we operate in in Texas.

But we also own Green Mount Energy which sells renewable power here and in the northeast, severs over 300,000 customers and we have a third retailer called Energy Plus, which is somewhat active in Texas but serves over 200,000 customers in the northeast and Energy Plus’s approach to the retail market is they offer frequent flyer miles and affinity programs and other loyalty programs to – that go along with domestic electricity consumption.

So, we’re very excited about duplicating as a combined company what we do here in Texas, we think, fairly successfully in the northeast, and ultimately, when John Chillemi gets the state of California to deregulate retail, to do the same thing out in California.

On top of this, as Ed said, we have a few initiatives in what we call broadly our clean energy sector. We are fundamentally believers that solar power has the potential to change our industry dramatically and we want to be on the cutting edge of that. But we’re also doing things with electric vehicle charging. I don’t know if those of you who – I mean most of you live, I assume, in the Houston area.

You’ve started to see eVgo charging stations around the city, but that’s something that we’re very excited about and I will tell you that once we are a combined company, there are employee incentives within NRG for buying a plug in electric vehicle. And so, if you’re thinking about buying a Nissan Leaf in particular, I would say wait until the deal closes and then it will be come – we still do that don’t we?

Unidentified Audience Member: (Inaudible—microphone inaccessible)

David Crane: Yeah, are you telling me the number? Does that mean $2000? Okay, yeah, so we do that. Anyway, so – I think there’s – we want to grow the company, we see a lot of opportunity to do that and what we’re really excited about is doing that together with you.

I do want to introduce a few of my colleagues so you can put names with faces and have them stand up just so you know who they are. And so without any hierarchy, we’re going to go from left to right. So, [Tenusia Denny] who runs human relations, human resources, I guess which involves human relations. Patti Helfer, the company’s Chief Administrative Officer, Drew Warshaw, who works actually in the northeast region and is helping with communications. Mauricio Gutierrez, who’s the company’s Chief Operating Officer.

Kirk Andrews the Chief Financial Officer from NRG. There’s John Ragan who’s the President of NRG Texas and responsible for everything we do down here. And then Meredith Moore who runs communications for us.

So, just the last point I’d make is we very much have enjoyed working with Ed and the team at GenOn. We’ve gotten to know today and the points that – when Ed said at the end that we’re committed to treating everyone fairly. To get the best person that’s the best fit in the jobs for this company as we go forward.

We’re as committed to that s the GenOn management and when Ed did the disclaimer again about you can’t rely on any of the forward looking statements in here, he didn’t actually mean about that statement about treating everyone fairly. You can rely on that statement both from Ed’s perspective and my perspective and that’s the commitment we make jointly to you. So, thank you very much.

QUESTION AND ANSWER SESSION

Ed Muller: Thank you, thank you. I’ve got a few questions. I’m going to let David answer the first one.

David Crane: Oh great. I hope it’s just —

Ed Muller: We have a question from someone, as you know, I don’t know who sent these questions and I don’t want to know. I encourage you to send them so that you can feel free to do so. And this employee, who’s somewhere in western Pennsylvania noted that he or she is bombarded by solicitations from various retail electricity providers and wants to know whether the combined company following the closing will offer competitive rates to employees in his or her region?

David Crane: Yes, that’s actually a – well, I don’t – I’m a little reluctant to ask this question because I’m hoping everyone will just spring out there in a sign of mass enthusiasm for this transaction, everyone from GenOn, all 400 some people you have here in Houston that – some of whom I are assuming have made a poor judgment and are not Reliant customers. That you will all lunge out the door and sign up for Reliant rather than wait until January or February for the employee discount that you’ll get at that time.

So, I don’t want to discourage anyone from joining the right retailer too early, but I would say to the employee in Pennsylvania, we see Pennsylvania as probably one of the most attractive retail electricity markets in the northeast and we’re serving Pennsylvania through at least two of our retailers right now, NRG Plus and Green Mound, and then absolutely if they’re not currently being served by one of those two, there’ll be an inducement for them to do so, which will be rolled out literally on the day that this transaction closes, right? Okay, so it will.

So – and I would say, I don’t want to be nasty about this, but I don’t actually – once we’re all part of one company, its – I don’t want to run afoul of any rules of [ercot] or anything in terms of people’s freedom to choose the electricity provider of their choice, but I would just add the editorial comment that its incomprehensible to me that someone would give business to one of our competitors. So, when we do come together, there’ll be an inducement, but there will also be encouragement of another source that we don’t aid and abet our competitors if we don’t – if we don’t have to.

Ed Muller: Thank you. All right, a couple more questions. One, will the transaction affect our schedule and plans for the deactivation of various units in plants that we announced earlier in the year and the answer is no. We will continue right on that path, no faster, no slower and we expect to continue just as announced.

Related question, will the transaction affect our plants at Bowline where among other things, we are exploring a building a new unit that would be called Bowline three or Anne, and I don’t know if I have to give a better name. And also what we would do to restore to full capacity one of the units that has been downgraded for some safety reasons, and the answer is we continue at pace. We are running this business. We make these decisions to produce the most value that we can and we are continuing right on that path.

There’s some question about which software programs will be used and such by the combined company and the answer is that is central to this important items on the list of the integration process to figure that out. And I think, again, it is noteworthy from the discussions we’ve had that neither company is coming at this saying my way, mine’s the best and we’ve got to do mine. It’s rather been – and I think this is admirable from everyone involved putting me aside, what’s the best. What will work the best and that’s what we should do, what will produce the most value, what will make the most efficient company.

And finally, the last question I have and then we’ll see if we have others, is someone reminded me that shortly after we created GenOn, we had a few payroll issues and they are hoping we will not have more payroll issues and I think the lesson here is this, one of the things that GenOn in particular brings to table is having created GenOn, having marched through all of the steps and thousands of them to figure things out, to figure out what works, to figure out how to make decisions, to figure out the pace at which to make them. And the things where we’ve tripped up a little. We’ve learned something, we’ve learned a lot actually. And so we bring what we learned to the table.

So, can I guarantee there will not be some problems somewhere, no. Do I expect we would have this problem? No, because we’ve learned something.

And with that, I’ve run through the questions I have, Lori do you have anything?

Unidentified Audience Member: I actually have a couple of questions for Mr. Crane. Number one, are you related to Excelon’s CEO, Christopher Crane?

David Crane: Wow, there are so many ways to answer that question. You know, Chris Crane and I we’re just have not that close right now and there’s no blood relation that I know of or am admitting to at this point. But, no, I actually have a lot of respect for Chris Crane, but he’s not – I know it’s a joking question, but he’s not related – we’re not related to each other.

Unidentified Audience Member: The second question is, can we get solar discounts for our home?

David Crane: Yes, actually this is a very good question, solar discounts for the home. I would tell you, we’re – the residential solar is something that we’re really focused on as a company right now. I don’t know if anyone said this, and I’m the last person in the world to say that the McKinsey Company knows what they’re talking about.

But the McKinsey company put out a report about two months ago that said with the way – we’ve seen with solar panels that we’re buying as a company, NRG have gone from $4.60 a watt to $0.70 a watt in the last—just in the last 18 months.

And that’s just the cost for the panel, but the time you install it on your roof it gets more expensive. It’s still $3 or $4 a watt all in, in most part so the United States. McKinsey sees that number getting to $1 a watt, fully installed, by the year 2020, which translates to $0.06 or $0.07 per kilowatt hour a price. And McKinsey is saying half of the residential load in 24 states by the year 2020 could be self generated off people’s roof.

That represents both a profound opportunity for people in our industry and for people who ignore it, a profound risk, both on the retail side and on the sort of centralized generation side and we’re not going to ignore either that opportunity or that risk.

So, it is our view and we’ve been studying this internally, exhaustively over the last six months that most the companies that are offering residential solar in the united states right now are not doing a very good job of it. And one of the things they’re not doing is they’re not offering an integrated product of residential, solar on your roof, backed up by system power.

NRG is in a position to do that and that’s what we’re working on internally right now. We haven’t rolled it out yet because in this viral would we live in, if you roll out a service and it’s got hiccups in it, you’re going to – you’re going to create a bad reputation. We don’t want to do that.

So, my long winded answer to your question is we intend to get into the residential solar business and to be frank, we’re probably going to try and use our employees ad guinea pigs first to make sure that we have a good service, and as part of that guinea pig status, you will get a discount.

So, what I would say to anyone working for NRG is think about residential solar, particularly if you have a roof – south facing roof, but I would wait a year or two and wait until your own company can offer it, because when we do offer it – when we do some to market with it it’s going to be a – I think it’s going to be a more appealing product than you can get out there right now from the solar cities, or the [Sungevities] or the [Sun Runs] or the [Sun Caps] of the world.

Ed Muller: Lori? All good. Any questions here in the room? If you do there’s some –

Unidentified Audience Member: (Inaudible—microphone inaccessible)

Ed Muller: Got it, there are mics in the back of the room if anyone’s got a question, feel free. Stunned by how many. All right, going once, twice? We’re all done. Thanks very much everyone.

David Crane: Thank you.

Forward Looking Statements

In addition to historical information, the information presented in this communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act. These statements involve estimates, expectations, projections, goals, assumptions, known and unknown risks and uncertainties and can typically be identified by terminology such as “may,” “will,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits of the proposed transaction between NRG and GenOn, our and the combined company’s future revenues, income, indebtedness, capital structure, plans, expectations, objectives, projected financial performance and/or business results and other future events, each party’s views of economic and market conditions, and the expected timing of the completion of the proposed transaction.

Forward-looking statements are not a guarantee of future performance and actual events or results may differ materially from any forward-looking statement as result of various risks and uncertainties, including, but not limited to, those relating to: the ability to satisfy the conditions to the proposed transaction between NRG and GenOn, the ability to successfully complete the proposed transaction (including any financing arrangements in connection therewith) in accordance with its terms and in accordance with expected schedule, the ability to obtain stockholder, antitrust, regulatory or other approvals for the proposed transaction, or an inability to obtain them on the terms proposed or on the anticipated schedule, diversion of management attention on transaction-related issues, impact of the transaction on relationships with customers, suppliers and employees, the ability to finance the combined business post-closing and the terms on which such financing may be available, the financial performance of the combined company following completion of the proposed transaction, the ability to successfully integrate the businesses of NRG and GenOn, the ability to realize anticipated benefits of the proposed transaction (including expected cost savings and other synergies) or the risk that anticipated benefits may take longer to realize than expected, legislative, regulatory and/or market developments, the outcome of pending or threatened lawsuits, regulatory or tax proceedings or investigations, the effects of competition or regulatory intervention, financial and economic market conditions, access to capital, the timing and extent of changes in law and regulation (including environmental), commodity prices, prevailing demand and market prices for electricity, capacity, fuel and emissions allowances, weather conditions, operational constraints or outages, fuel supply or transmission issues, hedging ineffectiveness.

Additional information concerning other risk factors is contained in GenOn’s most recent Annual Report on Form 10-K, subsequent Quarterly Report on Form 10-Q, recent Current Reports on Form 8-K, and other SEC filings.

Many of these risks, uncertainties and assumptions are beyond GenOn’s ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made, and GenOn undertakes no obligation to update publicly or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this communication. All subsequent written and oral forward-looking statements concerning GenOn, the proposed transaction, the combined company or other matters and attributable to GenOn or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above.

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Additional Information And Where To Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The proposed business combination transaction between NRG and GenOn will be submitted to the respective stockholders of NRG and GenOn for their consideration. NRG will file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 that will include a joint proxy statement of NRG and GenOn that also constitutes a prospectus of NRG. NRG and GenOn will mail the joint proxy statement/prospectus to their respective stockholders. NRG and GenOn also plan to file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for any prospectus, proxy statement or any other document which NRG or GenOn may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF GENON AND NRG ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the joint proxy statement/prospectus and other documents containing important information about NRG and GenOn, once such documents are filed with the SEC, through the website maintained by the SEC at www.sec.gov. NRG and GenOn make available free of charge at www.nrgenergy.com and www.genon.com, respectively (in the “Investor Relations” section), copies of materials they file with, or furnish to, the SEC.

Participants In The Merger Solicitation

NRG, GenOn, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of GenOn and NRG in connection with the proposed transaction. Information about the directors and executive officers of NRG is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 12, 2012. Information about the directors and executive officers of GenOn is set forth in its proxy statement for its 2012 annual meeting of stockholders, which was filed with the SEC on March 30, 2012. These documents can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

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